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                                                                      EXHIBIT 99

SALTON COMPLETES INITIAL PHASE OF COST-REDUCTION PROGRAM


Thursday May 27, 4:00 pm ET

COMPANY REDUCES ANNUALIZED EXPENSES BY $11 MILLION THROUGH STAFF REDUCTIONS
LAKE FOREST, Ill.--(BUSINESS WIRE)--May 27, 2004--Salton, Inc. (NYSE:SFP - News) announced today that is in the process of finalizing the initial phase of its recently announced cost-reduction program. The Company is releasing over 200 employees in its domestic operations, reducing annualized expenses by $11 million. In connection with the reduction in personnel, the Company expects to take a charge, in its fourth fiscal quarter for the period ending June 28, 2004, of approximately $0.6 million for severance costs.

"While it is disappointing that we had to take these actions, Salton is firmly committed to returning its domestic operations to profitability," said Leonhard Dreimann, Chief Executive Officer. "We believe these actions, as part of our overall restructuring activities, will better align our domestic cost structure with the current revenue base. We continue to aggressively target other areas for additional cost savings and are confident that we will quickly reach our previously announced objective of a minimum of $40 million in cost reductions. While these lay offs are emotionally difficult for the Salton management team, we have already made plans to ensure that there is as little disruption as possible, and expect that it will have little impact on our overall sales activity."


After the lay offs, Salton employs 530 people in its domestic operations.


About Salton, Inc.


Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, tabletop products, time products, lighting products, picture frames and personal care and wellness products. We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). The company believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with customer base and focused outsourcing strategy.


Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's ability to realize the benefits we expect from our U.S. restructuring plan; the Company's continued compliance with the terms of its forbearance agreement and amendment to its senior secured revolving credit facility; the Company's ability to amend certain financial covenants in its senior secured revolving credit facility and/or obtain extension(s) of the forbearance period beyond June 10, 2004; the Company's ability to secure additional sources of funds that it may require, including, if necessary, the refinancing of its senior secured revolving credit facility; the Company's substantial indebtedness and restrictive covenants in the Company's debt instruments; the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time-to-time in the Company's Securities and Exchange Commission filings.


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Contact:
     Salton, Inc., Lake Forest
     David Mulder, 847-803-4600
         or
     CEOcast, Inc., New York
     Ken Sgro, 212-732-4300